Exhibit 10.45

PROJECT DEVELOPMENT AND
MANAGEMENT AGREEMENT

THIS AGREEMENT is entered into this 20 day of November, 2006, by and among Italian Tiles Technology, Inc., a         corporation,                                                          , individually and collectively referred to as “Manager,” and American Gres, Inc., a Delaware corporation herein referred to as “Owner.” and a wholly-owned subsidiary IWT Tesoro Corporation, a Nevada corporation.

WHEREAS, Manager has invested substantial time and efforts in the development of detailed plans and specifications for a fully equipped modern, technologically advanced porcelain and ceramic tile manufacturing facility in the United States, and

WHEREAS, Manager possesses the technical knowledge and necessary skills to affect the efficient and profitable development and operation of such manufacturing facility for porcelain and ceramic tiles (trade and cut tiles , mosaics, special items and decorative pieces, individually and collectively,  “Tiles”) , and

WHEREAS, Owner desires to engage Manager to develop, bring to production status and thereafter manage such Tiles manufacturing facility (“Facility”) , currently projected to be located in               , United States and

WHEREAS, Manager is willing to utilize all of its resources, expertise, experience, technical training and other skills, to effectuate the development and management of such Facility, and

WHEREAS, Owner desires to engage Manager on the terms and conditions below set forth,

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1.   PROJECT

Manager covenants to the Owner as follows: (i) Manager holds an option (“Option”), free and clear of any liens or encumbrances of any kind or nature (“Lien”) and will maintain such Option as such, or, as directed, assign such Option to Owner, to purchase the land described in Exhibit A attached hereto and made a part hereof ( the ‘Land”) upon which is proposed to be constructed certain improvements and buildings (all improvements, buildings, and land, inclusive of the Facility,  herein collectively called “Project”) as generally set forth and described in the TESORO PROJECT USA business plan to be attached hereto as Exhibit C and made a part hereof. (ii) the Land, which is not subject to any Lien and on which there is good and marketable title may be purchased upon exercise of the Option for $1,200,000; and (iii) at least each of and                                                          a development, production or manufacturing professional to be agreed by the parties, in addition to                        , will, on the

commencement of the duties of Manager hereunder, be able to devote their full time attention and efforts to their obligations hereunder and their undertaking of such duties will not conflict with any contractual undertaking which any of them have to third persons or parties.  If any of the foregoing persons die or become disabled, then a replacement having like professional skills must be promptly advised to the Owner and provided by the Manager.  It is acknowledged by Manager that none of the individual parties will receive any compensation from the Owner except indirectly by reason of the payment of the fees set forth in Exhibit B, Parts I and II.

Upon assignment of the option to the Owner, the Manager will have no further interest therein and the payments made by the Manager to the seller of the Land and any legal fees ($20,100.00)  incurred by the Manager with respect to the Option shall be reimbursed to the Manager by the Owner.  The Owner shall pay any similarly billed but as yet unpaid legal fees directly. While the holder of the Option the Owner shall make the extension of Option payments to the seller of the Land.  The Owner shall make such payments to such seller of the Land and any other costs associated with holding such Option under the Option Agreement with the seller of the Land.  Except as provided above, the transfer of the Option to the Owner will be without additional costs or expense to Owner.

It is understood that currently the Option may be extended from month to month, beginning in November, 2006, until 11:59 P.M. on May 1, 2007, upon payment to the owner of the Land of the sum of $10,000 per month and the first of two of such payments will be applied to the purchase price of the Land and those thereafter will not be credited to the purchase price of the Land. Subject to the foregoing, and the conditions precedent set forth in Section 9.03, Owner desires to purchase the Land and to engage the Manager to design, develop and construct and then manage the Facility thereon.

The Manager further covenants to Owner that the Facility will have at least three presses, three glazing lines, 2 kilns and have a capacity for a third kiln and two additional presses and lines. Each of such installations will be capable of producing in three eight (8) hour shifts 5,000,000 square meters of quality Tiles per shift per annum no later than 12 months after the Owner secures financing for the Project at a full manufacturing capacity of 5,000,000 square meters per year and, starting within fifteen (15) months following the financial closing.

ARTICLE 2.   ENGAGEMENTAS DEVELOPER AND MANAGER

2.01.          Owner hereby retains Manager to serve as the manager of the Project from the date hereof until the end of the 60th month following the date the Owner secures the Financing. Manager accepts such engagement, as an independent contractor and in no other capacity, and shall perform the management duties and obligations and furnish the services in a proper,continuous and efficient manner in all respects and instances in accordance with this Agreement and the Exhibits attached hereto.

It is specifically understood by the Manager that Owner shall have no obligations hereunder until such time as Owner has secured the Financing and Manager is advised in writing by Owner to proceed with the Project. The individual parties named in Article 1 shall conduct all of their obligations hereunder from offices in                        and after construction has been completed at the Facility and be available at all times to Owner for discussions of any aspect of the Project. Concurrently with the payment to Manager of the $1 Million fee referred to in Exhibit B, the Manager shall deliver to the Owner all plans (engineering and otherwise), drawings, schematics, ideas, concepts and intellectual property, all equipment and machinery lists and specifications and such other materials as may be necessary for the build out and operation of the Project. Thereafter, all of the foregoing shall be owned by Owner free of Liens.

2.02           It is specifically understood that (i) the Project shall be managed by the Manager strictly in accordance with the design, development, construction, production processes and operational budgets prepared by the Manager and approved by the Owner attached to Exhibit D [the Project also includes purchasing and putting in place all machinery, equipment and systems (electrical and otherwise) necessary for the Facility and the Project]; and (ii) the Manager shall not incur any expense or cost for which the Owner shall be responsible except those which are in the budgets to be attached to Exhibit D.

2.03.          Manager shall design, supervise the construction of, and otherwise develop the Facility so it is of a size, have the functionality and realized production capacity within time parameters all in accordance with Exhibit D.  All negotiations undertaken in connection therewith shall be conducted by Manager, subject to securing the prior written approval of the Owner before executing or entering into any contract, or series of contracts, related in any manner to the Project with a value of more than $10,000.  Manager shall schedule and coordinate all construction activities, maintain personal contact with all general and subcontractors engaged in the development and construction of the Project.  All inquiries to Owner regarding any aspect of the development and construction of the Facility and all negotiations undertaken in connection therewith shall be conducted by the Manager. Manager shall obtain the prior written approval of Owner in each instance before executing, modifying, terminating, renewing, or otherwise amending any contract, or series of contracts, valued at more than $10,000. Wherever reference is made herein to an approval it shall be deemed to be required to be in writing. Manager shall secure in a timely manner all requisite licenses, permits and approvals from any governmental or regulatory body in order to develop the Project and build and operate the Facility.

2.04.          Manager shall assist Owner in the development and implementation of a comprehensive marketing program (including use of market aids such as brochures, presentation facilities, displays, models, renderings, signs, advertisements, news releases, newsletters, and entertainment) in accordance with Exhibit D, the budgets attached to Exhibit C and in a manner compatible with the quality of the Project. All marketing and other activities shall make clear thatthe Manager is not the owner of the Project or the Facility.

2.05.          Subject to the budgets agreed to by Owner, Manager is authorized and agrees to enlist the services of such other contractors as may be necessary or prudent to aid in the development of the Project.

2.06           Manager shall maintain complete records of all arrangements with such contractors and in respect to all aspects of the Project.

2.07   (1)  Manager shall:

(a)   Maintain and provide all services to the Project in accordance with standards as agreed and acceptable to Owner, including, without limitation, maintenance of mechanical systems and equipment, and such other maintenance, alteration, and repair work as may be reasonably prudent or necessary, provided, however, the expense to be incurred for any one item or related series of items of maintenance, alteration, refurbishing, or repair shall not exceed the sum of $10,000, unless such expense is specifically approved by Owner, or is incurred under such circumstances as Manager shall reasonably deem to be an emergency. In an emergency where repairs are immediately necessary for the preservation and safety of the Project, or to avoid the suspension of any essential service to the Project, or to avoid danger to life or property, such emergency repairs shall be made by Manager at Owner’s cost without the prior approval of Owner, provided such emergency expenditure shall not exceed the sum of $100,000 per emergency.  When Manager learns of such emergency, Manager shall promptly telephone or wire Owner, and in no event later than twenty-four (24) hours after Manager learns of such emergency, notify Owner in writing of such emergency;

(b)          Obtain and keep in effect, at the expense of the Owner, such policies of insurance as required by Article 4 hereof and obtain and keep in effect, at Manager’s own expense, such policies of insurance as are required of Manager under the agreed Insurance Schedule attached as Exhibit F.

(c)          Make contracts on behalf of Owner for security services and maintenance, and other similar operating services as Manager or Owner (whose decision shall govern) shall deem necessary or prudent; such contracts shall provide for cancellation by Owner without penalty on thirty days prior written notice from Owner unless Owner has agreed otherwise in writing;

(d)          Make such action as may be necessary to comply with any and all laws, ordinances, regulations obligations, rules or requirements affecting the Project promulgated by any governmental body and/or boards of fire underwriters having jurisdiction over the Project, and

(e)          Purchase and make arrangements for the installation of all machinery, equipment, systems, tools, appliances, materials, and supplies to be used solely in connection with the Project.  When taking bids or issuing purchase orders, Manager shall act at all times in the best interest of Owner and shall be under a duty to secure for and credit to Owner any discounts, commissions, or rebates obtainable as a result of such purchases. None of such activities pursuant to this subparagraph shall be done other than in accordance with the budgets in Exhibit B.

(2)           In addition to the above duties, Manager shall:

(a)           Provide regular and systematic inspections and oversight of the entire Project, included but not limited to all aspects of running and operating the plant facility and adjacent facilities owned by the Owner, subject to the policies, procedures, rules and regulations of the Owner and those required by applicable laws and regulations, including, but not limited to, human resources, OSHA, disability laws and environmental matters;

(b)           Comply with any requirements concerning the management or maintenance of the Project necessary for the effective and efficient construction or operation of the Facility or imposed upon Owner, including without limitation, the selection and supervision of all contractors or employees of Manager performing work or repair or capital expenditures or replacement work at the Project;

(c)           Keep Owner informed of the Project’s physical condition;

(d)           Maintain, in a manner customary and consistent with good accounting principles as requested from time to time by the Owner , a system of records and accounts to which shall be entered fully and accurately each and every financial and other transaction undertaken by Manager at Owner’s direction, such books and records to be maintained by Manager at Manager’s office located in the town where the Facility is to be located and after construction at the Facility, and all of such shall be available to Owner at all reasonable times. All of such records and accounts shall be maintained in a secure and confidential manner and provisions for back up and redundancy shall be in force and effect at all times;

(e)           Execute in time to file all forms, reports and returns required by law related to employment of personnel employed by Manager at the Project;

(f)            Promptly cause the issuance or transfer of any necessary business licenses and permits for the Project; and

(g)           Promptly investigate and make, subject to Owner’s approval in each instance, a complete and timely written report to the appropriate insurance company of all damages, accidents, or claims relating to the ownership, operation, and maintenance of the Project. No settlement of any claim shall be made without the Owner’s approval.

Manager is further authorized to:

(h)           Open an impress account only for the Project up to $2,500.00 with funds provided by Owner All proposed expenditures of any nature relating to the Project shall be sent to the Owner, with appropriate back up materials, for approval and payment.

(i)            Institute legal proceedings in the name of Owner to otherwise enforce the rights of Owner through legal means, subject, in each instance, to the prior written approval of Owner;

(j)            Negotiate for reduction in ad valorem or other taxes or assessments applicable to Project;

(k)           Obtain all necessary governmental approvals and permits and to take all necessary acts to comply with all laws, rules, ordinances, statutes, and regulations applicable to the Project and Facility; and

(l)            Do any other things on behalf of Owner consistent with this Agreement and necessary or appropriate, in the judgment of the Manager, for the Facility and the profitable operation of the Project on behalf of Owner.

(m)          Manager shall, subject to the budgets in Exhibit D and the approval of the Owner, including but not limited to all aspects of running and operating the plant facility and adjacent facilities owned by the Owner, subject to the policies, procedures, rules and regulations of the owner and those required by applicable laws and regulations, including, but not limited to, human resources, OSHA, disability laws, environmental and safety issues, and shall engage the services of such manufacturing, supervisory and other employees (technical and otherwise)  as may be necessary and prudent to aid in the conduct and management of the Project.  Manager agrees to maintain complete records in this regard consistent with subparagraph (d) above.  All employee costs, other than those which the Manager undertakes pursuant to Article 7.02, incurred as provided in the preceding sentence shall be paid for by the Owner.

(n)           Except for costs and expenses which this Agreement expressly requires Manager to bear, the costs and expenses of managing and maintaining the Project shall be borne by the Owner as though the Owner were directly managing the Project; however, Manager’s costs and expenses of employing persons to act on its behalf in the supervisory capacities required of it under this Agreement shall be borne by Manager.

2.07         In engaging any persons or entities to perform services in connection with the Project, all need be pre-qualified, have excellent references and professional backgrounds for the work or services to be performed and shall be licensed in all respects.

ARTICLE 3.   STANDARDS FOR MANAGER

In undertaking its duties hereunder,  Manager shall render continuous, diligent and competent service and care in performance of its responsibilities hereunder consistent with standards expected of a first class contractor, designer, manager and operations firm and shall at all times apply prudent and business practices consistent therewith.

ARTICLE 4.   INSURANCE REPORTS AND CLAIMS

4.01         Manager shall be responsible for obtaining and maintaining certain insurance coverage as set forth in Exhibit F attached hereto and made a part hereof. Except where indicated on Exhibit F, all such insurance shall be for the benefit of the Owner as insured and be paid for by Owner.

4.02         Manager shall, at the Owner’s request,  prepare, execute, and file (or cause to be prepared, executed, and filed) such reports and documents and make all proper payments to comply with the provisions of the United States Social Security Act, unemployment compensation laws, workers’ compensation laws or similar laws in effect in the Project’s state as to all personnel employed by Manager in connection with the operation of the Project.

ARTICLE 5.   REPORTS AND STATEMENTS

Monthly Report

5.01.        At its expense, Manager shall prepare and furnish to Owner on or before the twenty-fifth of each month a written report of the status of Project for the preceding month. Each such report shall include:

(1) A discussion of the current status of the Project during the development stage, and of the production capacity and operations of the Project during the production/operation/ management stages of this Agreement with times lines for completion or commencement of actions.to be taken.  Each report should be accompanied with actual and pro forma production reports.

(2) A discussion of any unexpected or anticipated changes or reserves (and the reasons for them)  required or necessary from adopted budgets for the Project (which need not be accepted by Owner).

Budget

5.02.        In addition to budgets to be attached to Exhibit D, the Manager shall from time to time but not less frequently than semi-annually, prepare and submit to the Owner for its consideration, which the Owner may adopt or not in its discretion, together for the reasons necessitating the same, proposed revisions to the budgets attached to Exhibit D. The Owner acceptance of any revisions to prior budgets does not constitute a waiver by Owner of any claims it may have against Manager for failure to adhere to the budgets.

(1) Operating expenses;

(2) On-site personnel needs at the Project;

(3) Forecast of production capacity and potential sales of goods produced;

(4) Review of all pending or anticipated contracts and results to date ; and

(5) Analysis of the overall operation of the Project.

As approved by the Owner, shall form the basis on which the Manager shall incur items of expense for the operation of the Project.

ARTICLE 6.   AUDIT

Owner may at any time, at its option and expense, cause the books and financial operations of the Project to be audited by any persons selected by it. Manager agrees to cooperate with each of such persons and to make each of its facilities located at the Project available to such auditors.

ARTICLE 7.   ALL PERSONNEL FOR THE PROJECT

Subject to the provisions of Article 1 (iii):

Personnel

7.01.        Manager shall cause to be at the Project, subject to the approval of the Owner, qualified personnel if needed in addition to those of the Manager and if consistent with the approved budgets,  to diligently develop and manage the Project.

Manager’s Employees

7.02.        Manager’s employees may include but need not be limited to the shareholders of Manager.  Manager may, from time to time, accommodate the Owner through the contracting of additional employees for management purposes.  The compensation associated with these contracted employees, when approved by Owner and consistent with the approved budgets, shall be paid by Owner.

Manager shall investigate, hire, pay, supervise, and discharge the personnel required by this Article, all solely in accordance with rules, policies and procedures of the Owner and consistent with approved budgets and otherwise necessary to be employed in order to properly develop, maintain, operate, and manage the Project. Such personnel shall, in each case, be deemed employees of Manager and not of Owner and shall be deemed employed solely at Manager’s expense and not of Owner, subject, however, to those specific cases approved in advance by Owner in its discretion where such expense shall be reimbursable by Owner. Owner shall have no obligation to directly supervise or direct on a day to day basis such employees of Manager, or the manner or method by which Manager or its employees perform their responsibilities under this Agreement; provided, however, if any such employee negatively impacts the Project or the efficient operation of the Facility, the Owner may request that such employee not be on the premises or to work on the Project.

ARTICLE 8.   MANAGER’S COMPENSATION

Development Fee

8.01.        Owner agrees to pay to Manager as a fee for Manager performing the development services required of Manager under this Agreement on and in the amount set forth in Part II of Exhibit B.

Management Fee

8.02.        (1) Owner shall pay to Manager as a management fee for Manager performing the services required of Manager hereunder a monthly management fee as set forth in Part II of Exhibit B.

(2) Should the term hereof end or begin on a day other than the first day of the month, the 8.2 shall be prorated for any partial month.

Reimbursement

8.03.        In the event Manager should advance any amounts from the impress account in payment of any of the obligations of Owner set forth herein, Owner shall, upon request, promptly reimburse Manager for such amounts.

ARTICLE 9. TERM OF AGREEMENT

Term

9.01.        The term of this Agreement shall be for a period of five (5) years from the date the Owner gives notice to Manager that it has obtained the Financing.

Termination

9.02.        (1) Upon termination of this Agreement at the end of its term or upon declaration of a breach thereof, Manager shall:

(a)           Surrender and deliver to Owner all monies of Owner on hand, including any money of Owner received after the effective date of such termination;

(b)           Deliver to Owner all materials, equipment, keys, plans, drawings, schematics, specifications, documents, processes, procedures and records relating directly or indirectly to the Project, all of which are owned by Owner and Manager acknowledges it has no interest therein.

(c)           Assign any contracts relating to the operation of the Project not otherwise in the name of Owner; and

(d)           Furnish such other information and take such other action as Owner shall reasonably require.

(2) Within sixty (60) days after such termination, Manager shall deliver to Owner a complete written report relative to the Project.  Upon receipt of such report, Owner shall pay to Manager all reimbursements and other monies, if any (none if there has been a breach of contract by Manager) then due Manager.

(3)           It is understood that if there is a breach by Manager of the provisions of this Agreement or its obligations hereunder, the Owner shall have the right to pursue all rights and remedies it has under law or in equity, inclusive but limited to a right of set off or to withhold monies which otherwise would be due to Manager hereunder.

Conditions Precedent

9.03         Notwithstanding anything contained elsewhere in this Agreement, the obligations of the parties are subject to the following conditions:

(a)           Owner obtaining and closing satisfactory financing for the Project on or before (i) the later of March 31, 2007, or (ii) if elected by Owner and agreed by Manager, the date immediately prior to the expiration date of any extension which is secured by Owner to exercise the Option to purchase the Land.

(b)           Development of acceptable budgets, pro forma financial information and their financial exhibits, to be attached to this Agreement as Exhibit D, on or before January 31, 2007.

(c)           Agreement by the parties to a satisfactory definition of “EBITDA” as required for the calculation of the Incentive Fee set forth in Exhibit B.

(d)           Development of an acceptable revised Business Plan, to be attached as Exhibit C on or before January 31, 2007.

(e)           Agreement on an acceptable Insurance Schedule to be attached as Exhibit F, on or before January 31, 2007.

(f)            Entry of the parties into an Escrow Agreement, substantially in the form attached hereto as Exhibit G, on or before January 31, 2007.

9.04         The Manager will use its best efforts to work with the Owner and the Owner will use its best efforts to work with the Manager with diligence and continuity to meet the deadlines set forth above in Section 9.03 of this Agreement.  If any of the conditions precedent set forth in Section 9.03 are not secured by the dates above set forth, then either Owner or Manger may terminate this Agreement without further obligation of any kind to the other party, but with notice to the other party to cure a missed deadline within ten (10) business days.

ARTICLE 10. ACTIVITIES OF OWNER

Owner covenants and agrees that even though it may have either ownership interest in or managerial responsibility for other operations, the products of which compete with the products produced by the Project, Owner will use its best efforts to deal with the Project on an equitable basis.

ARTICLE 11. INDEMNITY OF OWNER

The Manager shall indemnify and hold harmless the Owner from and against (i) a breach by Manager of any of its covenants or obligations hereunder; and (ii) all costs, expenses, claims actions or proceedings of any kind or nature which arise as a results of the acts or omissions of the Manager or its employees, contractors, agents or representatives during the development or implementation of the Project. Owner shall give notice to Manager of any of the matters referenced in the preceding sentence.

ARTICLE 12. MISCELLANEOUS PROVISIONS

Laws and Interpretation of Laws

12.01.      This Agreement shall be interpreted and construed in accordance with the laws of the State             . Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties shall be brought exclusively in the United States District Court for the Northern District of              or if such court lacks subject matter jurisdiction in the state courts of the State of                      . Each of the parties waives the right to contest the jurisdiction or venue of either of such courts or to claim it is an inconvenient forum. Each of the individual parties hereto who are not U.S. persons select                    as his agent for the service of any process and service on such person shall constitute service on such party.

Successors and Assigns

12.02.      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors at law, but the Manager may not assign its rights or obligations herunder.

Independent Contractor

12.03.      This Agreement is a management agreement only and does not grant to Manager any ownership right or interest whatsoever in any part of the Project, the concepts, plans or ideas used to effectuate the Project or any property or rights of Owner pertaining to any of the foregoing.. In carrying out its obligations hereunder, Manager is acting as an independent contractor and this Agreement is not intended to and does not constitute or result in a partnership or joint venture of any kind between Owner and Manager with respect to the operation of the Project or any other matter.

Notices

12.04.      Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given or submitted when delivered by hand, or, on the fifth day after such notice is deposited in the mail in registered form, first class postage prepaid, addressed as follows:

If to Owner:

Original to:            Henry J. Boucher, Jr.

Chief Executive Officer

American Gres, Inc.

Suite 10

191 Post Road West

Westport, CT 06880

Copy to:                 David W. Sloan

Senior Managing Director

BlueLight Capital LLC

12 Roscrea

Weston, CT 06883

If to Manager:

Original to:

Copy to:

Changes

12.05.      No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

Entire Agreement

12.06.      This Agreement, together with the Exhibits attached hereto,  represent the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior discussions, representations, agreements, covenants, and warranties of the parties are null and void and superceded by the provisions hereof.

Set-Off Provisions

12.07       If and to the extent Owner is owed any sum under this Agreement by Manager, Owner may, without in any way limiting or compromising any rights to which either of them may be entitled at law, set off against or withheld from any sums which Manager may then be owed.  Any such set off or withholding shall be made by Owner against any payments due or to become due as Owner may determine.

Counterparts

12.08       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first above written.

OWNER:
BY:
Henry J. Boucher, Jr., Chief Executive Officer

MANAGER:
BY:

SHAREHOLDERS:

EXHIBIT B

PART I.   DEVELOPMENT FEES TO MANAGER

The development stage of the project, as defined in the Agreement, shall extend until the Project is producing porcelain and ceramic tile at the rate of eighty percent of projected capacity of five million square meters per year with ninety percent of such production being first quality production.

Manager’s fees for the development of the Project shall include the following:

(1)           Upon the Owner confirming that Financing has been secured shall receive a one time development fee of One Million Dollars ($1,000,000), of which sum ten percent (10%) shall be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit G and made a part hereof, to assure the faithful performance by Manager of its development obligations under the Agreement.

(2)           During the development stage of the Project, Manager shall receive an annual fee of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) payable in equal monthly installments at the end of each calendar month, in arrears (the “Fee”).  For any portion of a year, the Fee shall be prorated, accordingly.  The sum of ten percent (10%) of each such payment shall be placed in escrow pursuant to the Escrow Agreement referenced in the preceding paragraph.

(3)           Manager shall receive such number of shares of restricted stock of IWT Tesoro Corporation as is equal in value to $250,000 based upon the average closing stock price for such securities in the 30-day period prior to date the Financing has been confirmed by the Owner to have been secured.  Such shares may not be sold by Manager prior to the third anniversary of the Owner securing the Financing for the Project, and the certificate for such shares shall be held by the Escrow Agent.

The project development period is the time from the securing of the Financing until the end of the development stage as described in the opening paragraph of this Part I.

PART II. MANAGEMENT FEES TO MANAGER

The management stage of the Project extends from the conclusion of the development stage of the Project until the end of the term of the Agreement, subject to the provisions of subparagraph (4), below.

Manager’s fees for managing the Project shall be computed as follows:

(1)           Commencing immediately upon the end of the Project Development period and during the balance of the term of this Agreement, Manager shall receive an annual management fee equal to the Fee, payable monthly in arrears.

(2)           Monies to be reimbursed to Manager by Owner under any other provision of this Agreement.

(3)           In addition, Manager shall receive an “Incentive Fee” at the conclusion of the term of this Agreement.  Said Incentive Fee shall be equal to                     of the financial value of the Project as of the last day of the Term of this Agreement, calculated as follows:

(a)           Value of the Project =                         .

(b)           Incentive Fee =                                   ;

it being understood that the Incentive Fee amount and calculation shall be subject to the provisions of Section 9.03(c).

The value of the Project, for purposes of the calculation of the Incentive Fee due to Manager shall be determined by the independent certified accounting firm regularly engaged by Owner whose decision shall be final and binding.  The Incentive Fee shall be determined by the regularly engaged certified public accounting firm of the Owner in accordance with the formula for determining the Incentive Fee as agreed by the parties and such firm’s determination shall be binding or the parties in all respects.

The Incentive Fee shall be calculated at the conclusion of the Term.  Upon mutual agreement, the Incentive Fee may be paid either: in cash; or, in the common stock of the Owner; or, in some combination of cash and common stock of the Owner; it being understood that neither party shall be obligated to agree to pay any portion of the Incentive Fee as the common stock of Owner.

(4)           Other than in a transaction in which the Owner, its parent or affiliate of either of them is a purchaser or surviving or controlling party, upon any sale of, merger or consolidation of or any other transfer of the entire ownership of the manufacturing facility prior to the end of the initial term of the Agreement to any entity in which the obligations of the Owner under this Agreement are not assumed and the credit worthiness of the purchaser or survivor is not at least as good as that of the Owner at the time of such transaction and the entire proceeds of the transaction is paid in cash to the Owner, then in such event, and only in such event, the Manager shall be entitled to elect (which election shall be exercised within ten (10) days of the notice to Manager of the date of the closing of the transaction) to accelerate the payment of the Incentive Fee in subparagraph (3), above, however such Incentive Fee shall be calculated as of the date of any such transaction and not as the date it would have been calculated if the transaction had not occurred.  In such case only, in lieu of the determination of the value of the Project and Incentive Fee, as per subparagraph (3), above, the Incentive Fee shall be calculated as                              of the “net cash” proceeds to the Owner in such transaction.  Such election of the Manager shall be subject to claims, if any, against it by the Owner.  If the acceleration is elected and the Incentive Fee is paid to the Manager, as of such payment date the Fee to the Manager pursuant to Part I (2) and Part II (1), above, shall cease and terminate.

(5)           Any and all funds due Manager under this Part II, above, of this Exhibit B, shall be subject to the terms of the Escrow Agreement attached hereto as Exhibit G.